Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of June 17, 2004 (this “Agreement”), by and between Bear Creek Corporation, a Delaware corporation (the “Company”), and William H. Williams (“Executive”).

RECITALS

1. Prior to the date hereof, Executive was employed by the Company’s parent corporation, Yamanouchi Consumer Inc., a Delaware corporation (“YCI”).

2. On the date hereof, Pear Acquisition Inc., a Delaware corporation that subsequent to the date hereof will change its name to Bear Creek Holdings Inc. (“Holdings”), purchased all of the outstanding capital stock of the Company from YCI.

3. The Company and Executive wish to enter into a formal employment contract that will govern the terms and conditions applicable to Executive’s employment with the Company;

Accordingly, the parties agree as follows:

I. TERMS AND CONDITIONS OF EMPLOYMENT

1.1 Duties and Responsibilities. (a) Commencing on the date hereof (the “Effective Date”) and terminating on the earlier of (i) the fourth anniversary (each such anniversary, an “Anniversary”) of the Effective Date (or any subsequent date to which the Employment Period is extended as provided below) and (ii) any earlier date of termination of Executive’s employment pursuant to Article II (the “Employment Period”), Executive will serve as Chief Executive Officer of the Company and will in such capacity report directly to the board of directors of the Company (the “Board”) or an executive committee thereof. On June 17, 2008 and on each June 17 thereafter, the Employment Period will be automatically extended for one additional year, unless either party gives written notice to the other party by the April 15 immediately prior to such June 17 that it elects not to extend the Employment Period for one additional year, in which case the Employment Period will expire on the June 17 following the date of such notice.

(b) Executive will perform and undertake in good faith and to the best of his ability the customary duties and responsibilities of a chief executive officer relative to the Company and as may be assigned to him from time to time by the Board or a committee thereof.

(c) During the Employment Period, Executive will devote his full working time and attention during normal business hours to the business and affairs of the Company and its Subsidiaries.

(d) As long as Executive serves as the Chief Executive Officer of the Company, he will be entitled to serve on the Board.

(e) So long as such activities do not interfere with Executive’s duties hereunder and except as provided in Article III, Executive may serve on the boards of directors of other companies in the future, in each case with the Board’s prior written consent and provided the Board determines such board membership would benefit the Company; continue to serve on the board of directors of Altura International Inc.; make and manage Executive’s private passive investments of his choice; and participate in any capacity with any civic, educational or charitable organization or governmental entity or trade association. Notwithstanding the foregoing, promptly after notice from the Board, Executive will resign from any board of directors (or comparable governing body) of any legal entity that the Board determines in good faith to be a competitor of the Company or if the Board determines in good faith that such board (or comparable governing body) membership impairs or detracts from Executive’s ability to perform his duties hereunder.

1.2 Compensation. (a) During the Employment Period, Executive will be paid a base salary at the initial annual rate of not less than $567,600 (such salary at any time being referred to as “Base Salary”). Such rate will be subject to review by the Board (or a committee thereof) not less frequently than annually and may be increased (but not decreased) annually in the sole discretion of the Board (or a committee thereof) by such amount, if any, as the Board (or a committee thereof) determines in its sole discretion. In making any such determination, the Board (or a committee thereof) will take into account, among other things, Executive’s performance; the historical business practices of the Company; salary adjustments for key executives in other comparable companies as determined by the Board (or a committee thereof) or the Company’s compensation consultants; and the Company’s financial performance, condition and prospects. Base Salary will be paid in substantially equal installments at periodic intervals in accordance with the Company’s payroll practices for salaried employees, but not less frequently than semi-monthly or bi-weekly as determined by the Company in its sole discretion.

(b) Executive will participate in the Company’s Annual Incentive Plan on the terms and conditions then applicable generally to other executives of the Company. However, Executive’s target bonus will be 70% of Base Salary with the actual bonus ranging from 0% to 140% of Base Salary, depending upon the performance of the Company and Executive, or such higher percentages as may from time to time be determined by the Board (or a committee thereof) in its sole discretion. Within the foregoing parameters and except as provided below, the Board (or a committee thereof) will determine in its sole discretion the exact amount of the Annual Incentive Plan bonus to be paid each year. Notwithstanding the foregoing, for the fiscal year ending March 26, 2005, Executive will be entitled to receive, on or before May 13, 2005, a minimum bonus under the Annual Incentive Plan equal to 70% of the Base Salary in effect on the date hereof, provided that the amount payable to Executive under this sentence will be reduced by any amounts withheld by the Company as provided in Section 3 of the Note (as defined below). Any bonus to which Executive is entitled as provided above will be paid in accordance with the Company’s payroll practices for salaried employees and the Company’s Annual Incentive Plan.

1.3 Equity Compensation. (a) Executive will be entitled to participate in Holdings’ 2004 Stock Option Plan, as amended from time to time (the “Plan”), subject to the terms and conditions of the Plan and any related option agreement contemplated by the Plan. The Board (or a committee thereof) may, from time to time and upon the terms and conditions adopted thereby, recommend that Executive be granted stock options under the Plan. Except as provided in Section 1.3(b), the granting of any such options will be at the sole discretion of the Board (or a committee thereof) and the Company will have no obligation to grant any such options.

(b) As of the Effective Date, Employee will be granted options (“Options”) under the Plan to purchase shares of common stock, par value $.01 per share (“Common Stock”), of Holdings, representing 2.5% of the sum of (i) the aggregate number of shares of Common Stock outstanding on the Effective Date and (ii) the number of shares of Common Stock to be reserved for issuance on the Effective Date under the Company’s stock option plan. The Options will be granted pursuant to and be governed by an option agreement and the Plan and will have the following terms in addition to those contained in such option agreement:

(i) 20% of the Options will vest and become exercisable on the first Anniversary and the second Anniversary, and 5.0% of the Options will vest and become exercisable on the 17th day of each third calendar month after the Second Anniversary. Notwithstanding the foregoing, in the event of Executive’s Involuntary Termination before the second Anniversary, those Options that would have become vested as provided above on the second Anniversary, to the extent not already vested as provided above, will become immediately vested as of the date of such Involuntary Termination;

(ii) the Options will have an exercise price of $82.60 per share of Common Stock;

(iii) in the event of any resignation by Executive or in the event of any termination of Executive’s employment hereunder, the Options that are vested on the date of such resignation or termination must be exercised (if at all) within 30 days after the date of such resignation or termination; provided, however, that in the event of Executive’s death or Involuntary Termination, such vested Options must be exercised (if at all) within 120 days after death or such Involuntary Termination;

(iv) in the event of a Change in Control, the Options that have not become vested as provided above before such Change in Control will become immediately vested as of the date of such Change in Control. Notwithstanding the foregoing, the initial public offering of the Company’s capital stock under the Securities Act of 1933, as amended, will not constitute a Change in Control, unless such initial public offering results in Affiliates of Wasserstein & Co., LP or of Highfields Capital Management LP collectively (A) owning, directly or indirectly, less than a majority of the total voting power represented by the Company’s then outstanding Voting Securities and (B) ceasing to have the power through contract or otherwise to elect or appoint a majority of the members of the Board;

(v) as a condition to exercising any Options that are or become vested as provided above (other than as a result of a Change in Control), Executive will become a party to and be bound by that certain Stockholders Agreement dated as of June 17, 2004 (the “Stockholders Agreement”), among Holdings, U.S. Equity Partners II, LP, U.S. Equity Partners II (U.S. Parallel), LP, U.S. Equity Partners (Offshore) II, LP, Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd.;

(vi) upon termination of Executive’s employment hereunder for any reason, all of Executive’s Options which are not then vested (and do not vest as a result of such termination) will be forfeited and deemed canceled; and

(vii) the shares of Common Stock issuable in connection with the exercise of the Option will be subject to the Company’s Repurchase Right as provided in the Plan and the option agreement relating to the grant of Options.

1.4 Participation in Employee Benefits Plans. (a) Executive will be eligible to participate in the plans of the Company generally available to other senior executives relating to pension, cash or deferred arrangements under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), life insurance, disability, medical coverage, education or other retirement or employee benefits that the Company has or may adopt for the benefit of its employees, as they may be in effect from time to time. Notwithstanding the foregoing, Executive will not be entitled to receive benefits under any severance plan, program or arrangement of the Company, including, but not limited to, the Bear Creek Corporation Severance Pay Plan since such severance benefits are provided for in this Agreement.

(b) Executive will accrue paid vacation benefits during the Employment Period in accordance with the Company’s paid time off practices for salaried employees.

(c) For purposes of the Company’s Excess Pension Plan, Executive will be entitled to elect a lump sum distribution of his benefit thereunder, calculated under the formula in such plan as of the Effective Date, anything in such plan to the contrary notwithstanding.

1.5 Fringe Benefits. In addition to the benefit plans referred to above, Executive will be entitled to participate in any other fringe benefits that are now or may become applicable to the Company’s executive employees, including any supplemental life insurance benefit for executives of the Company. As of the Effective Date, these fringe benefits include an annual car allowance of $14,400; a comprehensive annual physical examination; financial consulting, tax preparation and planning of the type and to the extent provided generally to the Company’s executive officers; for so long as Executive continues to reside in the Medford, Oregon area, payment of dues and assessments for the social club and country club of which Executive currently is a member in the Medford, Oregon area, in the amount provided for in the Company’s policy for its executive officers; and membership dues and assessments for the Arlington Club in Portland, Oregon; participation by Executive (and Executive’s spouse, if such event includes spouses) in one national or international education event per year sponsored by the World Presidents’ Organization to be reasonably approved by the Board; and, with the prior consent of the Board, participation in the Company’s Sabbatical Program.

1.6 Expense Reimbursement. Executive will be entitled to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of his duties hereunder, provided Executive furnishes the Company with reasonable substantiating documentation in accordance with the Company’s reimbursement policies in effect from time to time.

1.7 Certain Loan and Investment Matters. In connection with the investment (the “Investment”) by Executive in the amount of $300,000 in USEP II Co-Investment Partners, LLC (the “Sidecar”), as soon as practicable after Executive notifies the Company, the Company will lend Executive an aggregate of $250,000, against delivery by Executive to the Company of a promissory note (the “Note”) in the form of Exhibit A. Executive will use the loan proceeds described above, together with $50,000 of his personal funds, only to invest in the Sidecar as described above. Executive and USEP II Co-Investment Partners, LLC will enter into an agreement (the “Transfer Agreement”) dated as of the date of the Investment that will provide, among other things, that while the Note is outstanding (i) the Sidecar will have the right (“Transfer Right”) to require Executive to transfer and assign to the Sidecar all of the membership interests (“Interests”) in the Sidecar that Executive purchased in connection with the Investment; (ii) upon receipt of notice of exercise of such Transfer Right from the Sidecar, Executive will transfer and assign to the Sidecar all of such Interests; (iii) except as otherwise provided in the Transfer Agreement, Executive will not be entitled to receive any consideration or other payment from the Sidecar in connection with the exercise of the Transfer Right; and (iv) the Transfer Right will become exercisable only upon any (x) termination of Executive’s employment hereunder by reason of a voluntary resignation by Executive which does not constitute an Involuntary Termination or (y) termination of Executive’s employment hereunder by the Company for Cause. In addition, Executive will be entitled to direct his individual retirement account to invest $100,000 in the Sidecar. Such additional investment will also be subject to the Transfer Agreement.

II. TERMINATION OF EMPLOYMENT

2.1 Involuntary Termination. (a) The Company may terminate Executive’s employment under this Agreement at any time for any reason, with or without Cause, by giving prior notice of such termination to Executive. If such termination notice is given to Executive, the Company may, if it so desires, immediately relieve Executive of some or all of his duties.

(b) In the event of an Involuntary Termination of Executive, Executive will be entitled to receive:

(i) a severance payment equal to 100% of Executive’s then applicable Base Salary for a period (the “Severance Period”) of (A) two years if such Involuntary Termination occurs before the second Anniversary, (B) 18 months if such Involuntary Termination occurs on or after the second Anniversary but before the third Anniversary or (C) 12 months if such Involuntary Termination occurs on or after the third Anniversary;

(ii) the applicable Bonus Severance Amount. “Bonus Severance Amount” means an amount equal to the Target Bonus multiplied by (A) 2.0 if such Involuntary Termination occurs before the second Anniversary, (B) 1.5 if such Involuntary Termination occurs on or after the second Anniversary but before the third Anniversary or (C) 1.0 if such Involuntary Termination occurs on or after the third Anniversary. “Target Bonus” means the target bonus payable under Section 1.2(b) for the year in which an Involuntary Termination occurs, calculated as if Executive had remained employed by the Company through the end of such year;

(iii) payment of the dollar value (determined based upon Base Salary) for any vacation time accrued during the calendar year in which such Involuntary Termination occurs but that is unused as of the date of such termination; and

(iv) to the extent eligible on the date of termination, and to the extent permissible under the terms of the applicable plans, continued participation in all welfare plans, subject to the same employee contribution levels as in effect from time to time for similarly situated executives, until the earliest to occur of (i) (A) two years after the date of any such Involuntary Termination that occurs before the second Anniversary, (B) 18 months after the date of any such Involuntary Termination that occurs on or after the second Anniversary but before the third Anniversary and (C) 12 months after the date of any such Involuntary Termination that occurs after the third Anniversary, and (ii) the first date that Executive is covered under a health benefit program that provides substantially the same level of benefits without exclusion for pre-existing medical conditions. To the extent such coverage cannot be provided under the Company’s welfare benefit plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Executive, the Company will reimburse Executive for the portion of the costs of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) that exceeds Executive’s group health plan contribution from time to time, and to the extent that COBRA coverage is not available, the Company will pay Executive an amount such that Executive can purchase such benefits separately at no greater after tax cost (net of Executive’s contributions) to Executive had Executive been covered under the plans as set forth above. Any benefit participation described in this subsection will be offset against the requirements of COBRA.

(c) The payments contemplated by Section 2.1(b) (i), (ii), (iii) and (iv) will be made in equal quarterly installments beginning on the first day of the month immediately following the month in which such Involuntary Termination occurs and at the beginning of each third calendar month thereafter. Notwithstanding anything to the contrary in this Agreement, Executive will not be entitled to receive any payments under Section 2.1(b) unless Executive executes and delivers to the Company a release in the form of Exhibit B, with all periods of revocation thereof having expired.

2.2 Voluntary Resignation by Executive. (a) Executive may terminate his employment hereunder at any time by giving the Company at least 60 days’ prior written notice of such termination. If such notice is given by the Executive to the Company, the Company may, if it so desires, immediately relieve Executive of some or all of his duties. Notwithstanding anything to the contrary in this Agreement, no action by the Company following such notice will be deemed to be an Involuntary Termination.

(b) Upon the termination of Executive’s employment by reason of a voluntary resignation by Executive which does not constitute an Involuntary Termination, Executive will be entitled to receive only any unpaid Base Salary accrued for services rendered through the date of termination and the dollar value (determined based upon Base Salary) for vacation time accrued during the current calendar year but unused as of the date of termination.

2.3 Termination by the Company for Cause. (a) The Company may terminate Executive’s employment hereunder for Cause by written notice, to be effective immediately upon Executive’s receipt of such notice.

(b) Should Executive’s employment hereunder be terminated by the Company for Cause, Executive will be entitled to receive only any unpaid Base Salary accrued for services rendered through the date of termination and the dollar value (determined based upon Base Salary) for vacation time accrued during the current calendar year but unused as of the date of termination.

2.4 Death or Disability. (a) In the event Executive’s employment hereunder terminates by reason of Executive’s death or Disability, the Company will be required to pay Executive or Executive’s estate (i) any unpaid Base Salary accrued for services rendered through the date of Executive’s death or Disability and through the end of the calendar month next succeeding such date of death or termination for Disability and (ii) the dollar value (determined based upon the annual rate of Base Salary in effect for Executive at the time of his death or Disability) of all vacation time accrued during the current calendar year but unused as of the date of death or Disability.

(b) During any period that Executive fails to perform his duties as a result of a Disability (“disability period”), Executive will continue to receive his full Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 2.4(a), provided that payment so made to Executive during the disability period will be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such payment under the disability benefit plans of the Company or under the Social Security disability insurance program.

2.5 Termination of Benefits. Notwithstanding anything to the contrary in this Agreement, all payments and benefits under this Article II will immediately terminate in the event Executive fails to abide by the restrictive covenants in Article III.

2.6 Cooperation in Claims or Litigation. For a period of two years after any termination or resignation of Executive’s employment hereunder, Executive will meet with the Company upon request, at dates and times mutually agreeable to Executive and the Company, to discuss any claim or litigation involving the Company or its Subsidiaries which involves issues of which he has knowledge and cooperate in the defense or prosecution of such matters. Executive will notify the Company immediately if he is subpoenaed or otherwise served with legal process in any lawsuit involving the Company or its Subsidiaries and to testify truthfully and honestly in any such proceeding. Executive will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Executive to obtain information that in any way relates to the Company or its Subsidiaries, and Executive will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney. The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred in connection with performing the activities provided for in this Section 2.6, subject to receiving reasonable substantiating documentation relating to such expenses. No compensation will be paid to Executive in connection with his obligations under this Section 2.6. The Company will indemnify Executive for damages and costs that he incurs in connection with any claim or litigation involving the Company or its Subsidiaries to the fullest extent permitted by the Delaware General Corporation Law and the Company’s certificate of incorporation or bylaws.

2.7 Certain Tax Matters. (a) If it is determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, will constitute an “excess parachute payment” within the meaning of Section 280G of the Code; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 2.7 will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 2.7, Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 2.7. The Company will provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within 10 business days of the effective date of Executive’s termination of employment or other event giving rise to a potential Excise Tax, the Company may effect such reduction in any manner it deems appropriate.

(b) Notwithstanding Section 2.7(a), if no stock in the Company is readily tradable on an established securities market or otherwise, within the meaning of Section 280G(b)(5) of the Code (or any successor provision thereto) at the time of any change in ownership or control of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), then the Board and Executive may submit each Payment considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), for approval by all voting shareholders of the Company as of the proposed effective date of such change in ownership or control, and provide all voting shareholders of the Company the disclosure information required under Section 280G(b)(5)(B) of the Code (or any successor provision thereto) for purposes of Sections 280G and 4999 of the Code. Within a reasonable time after such disclosure, such shareholders will approve or not approve the Payments. Such Payments will not be effective and binding on the parties hereto unless and until more than 75% of the voting shareholders approve such Payments and the amounts payable thereunder. In the event that the Board and Executive cannot agree on which Payments will be submitted to shareholders as described above or the shareholders of the Company do not approve any such Payment, the provisions of Section 2.7(a) will apply.

III. NON-COMPETITION, NON-SOLICITATION, NON-DISPARAGEMENT, ETC.

3.1 Non-Compete. Commencing on the Effective Date and ending (a) on the first anniversary of any termination or resignation of employment hereunder other than Involuntary Termination or (b) if such termination constitutes Involuntary Termination, on the last day of the Severance Period provided in Section 2.1(b)(i) (the “Non-Compete Period”), Executive will not, directly or indirectly, engage in, be employed by or act as a consultant to any Person directly or indirectly engaged primarily in or that has substantial operations in, or maintain any interest in or provide or arrange financing for any Person (whether as a director, officer, agent, representative, security holder, equity owner, partner, member or otherwise) directly or indirectly engaged primarily in or that has substantial operations in the Business (a “Competing Business”); provided, however, that Executive may own not more than 5% of any class of publicly-traded securities of any legal entity engaged in a Competing Business. “Business” means (i) the growing, marketing and distribution of fruit, food products, plants and plant products and the sale of such products through direct mail, internet distribution or retail stores, (ii) any other business or activity in which the Company and its Subsidiaries engage on the date of Executive’s termination of employment hereunder or (iii) any business or activity as to the entry into which the Company and its Subsidiaries, at the direction of the Board or any senior executive of the Company, have devoted substantial time or resources during the 12 calendar months immediately before the date of Executive’s termination of employment hereunder. Notwithstanding the foregoing, nothing in this Section 3.1 will prohibit Executive from being employed by or acting as a consultant to a unit or division of a Competing Business so long as such unit or division is not engaged in a Competing Business.

3.2 Non-Solicitation. Without limiting the generality of Section 3.1, during the Non-Compete Period, Executive will not, directly or indirectly, solicit, induce or in any manner encourage (i) any independent contractor (including any member of the Company’s sales field), producer, agent or business partner of the Company or any Subsidiary or any present employee of the Company or any Subsidiary or such an employee during the Non-Compete Period, to leave the employ of the Company or any Subsidiary or otherwise terminate his or her relationship with the Company or any Subsidiary or to sell products of any other direct selling company, cease selling any products of the Company or any Subsidiary or withdraw in any way from any existing relationship with the Company or any Subsidiary, as the case may be, or (ii) any manufacturer, vendor or customer of the Company or any Subsidiary to terminate its relationship or reduce its level of business with the Company or such Subsidiary, as the case may be. The foregoing will not prohibit Executive from placing advertisements in publications of general circulation or from soliciting or employing any individual who has received notice of termination from, or ceases to be employed by, the Company or any Subsidiary.

3.3 Non-Disparagement. Without limiting the generality of Sections 3.1 and 3.2, during the Non-Compete Period, Executive will not, directly or indirectly, make any oral or written statement or publication with respect to the Company or any Subsidiary or any of their stockholders, directors, officers, employees, lenders or their respective Affiliates which disparages or denigrates, or could reasonably be interpreted as disparaging or denigrating, the Company or any Subsidiaries or any of their stockholders, directors, officers, employees, lenders or their respective Affiliates. The Company will not directly or indirectly make, and will use its best efforts to prevent its Subsidiaries, Affiliates, directors and officers from making, any oral or written statement or publication that disparages or denigrates, or could reasonably be interpreted as disparaging or denegrating, Executive.

3.4 Standstill. Except as requested by the Company in writing, Executive will not as a principal, or agent of another Person, (i) propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other Person or directly or indirectly, (A) any form of business combination, acquisition, or other transaction relating to the Company or any of its Affiliates, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any such Affiliate or (C) any demand, request or proposal to amend, waive or terminate any provision of this Section 3.4 or (ii) make, or in any way participate in, any solicitation of proxies with respect to any Voting Securities of the Company, become a participant in any election contest with respect to the Company, seek to influence any Person with respect to any Voting Securities or demand a copy of the Company’s list of its shareholders or other books and records; participate in or encourage the formation of any partnership, syndicate, or other group which owns or seeks or offers to acquire beneficial ownership of any Voting Securities or which seeks to affect control of the Company or for the purpose of circumventing any provision of this Agreement; or otherwise act, alone or in concert with others (including by providing financing for another Person), to seek or to offer to control or influence, in any manner, the management, Board or policies of the Company.

3.5 Proprietary Information. (a) Executive hereby acknowledges that during his employment with YCI the Company disclosed, and that the Company may from time to time during the Employment Period disclose, to Executive confidential information pertaining to the Company’s business and affairs, technology, research and development projects and customer and vendor base, including financial information concerning customers and prospective business opportunities. All information and data, whether or not in writing, of a private or confidential nature concerning the business, technology or financial affairs of the Company and its customers (collectively, “Proprietary Information”) is and will remain the sole and exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information will include all trade secrets, inventions, processes, methods of distribution, information relating to customers, vendors and suppliers, marketing plans or strategies, financial plans or strategies, research and development, projects, financial records or projections, business plans, personnel data, computer programs and customer, supplier and vendor lists, sales leader lists, mailing lists and accounts relating to the business operations, technology or financial affairs of the Company, other similar items indicating the source of the Company’s revenue, all information pertaining to the salaries, duties and performance ratings of the Company’s employees and all financial information relating to the Company’s customers and their proposed or contemplated business transactions.

(b) Executive will not, at any time during or after the Employment Term disclose to any third party or directly or indirectly make use of any such Proprietary Information, other than in connection with the Company’s business and affairs or disclose the existence or terms of this Agreement; provided, however, that Executive may disclose the existence and terms of this Agreement to his legal, tax and financial advisors and to any prospective employer so long as Executive informs any such advisor or employer of Executive’s duties and obligations under this Article III and as otherwise required by applicable law.

(c) All files, letters, memoranda, reports, records, data or other written, reproduced or other tangible manifestations of the Proprietary Information, whether created by Executive or others, to which Executive has access during the Employment Term (or to which Executive had access during his employment with YCI) will be used by Executive only in the performance of his duties hereunder. All such materials (whether written, printed or otherwise reproduced or recorded) will be returned by Executive to the Company immediately upon any termination of Executive’s employment hereunder or any resignation by Executive or upon any earlier request by the Company, without Executive retaining any copies, notes or excerpts thereof.

(d) Executive’s obligation not to disclose or use Proprietary Information will also extend to any and all information, records, trade secrets, data and other tangible property of the Company’s customers or any other third parties who may have disclosed or entrusted the same to the Company or Executive in connection with the Company’s business operations.

(e) Executive’s obligations under this Section 3.5 will continue in effect after any termination of his employment hereunder, whatever the reason or reasons for such termination, and the Company will have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Section 3.5. Notwithstanding any contrary provision of this Section 3.5, Executive may disclose Proprietary Information as and only to the extent required by action or order of any governmental authority or court, provided Executive notifies the Company of the substance of such disclosure and the reasons therefor at least 10 business days prior to such disclosure or such lesser period of time as is mandated by such action or order.

3.6 Certain Matters Relating to Inventions, Etc. (a) All of the following which Executive may conceive, develop, make, invent or suggest during the period of Executive’s employment hereunder will be the absolute and exclusive property of the Company, free of any obligation to Executive or right or interest on Executive’s part: (i) any horticultural invention, discovery, development or mutation; (ii) agricultural machinery, food processing machinery, order processing equipment, mailing equipment and apparatus, and office equipment and apparatus; (iii) recipes or food formulas; (iv) product conceptions or designs; (v) packaging or package component designs; and (vi) advertising layouts and designs, advertising copy, merchandising concepts or ideas that have been used or are in process of being prepared for use. Subjects within clause (iv), (v) and (vi) above will, however, be limited to fields of interest and activities of Employer.

(b) At any time at the request of the Company (whether during or after Executive’s employment hereunder), Executive will sign and deliver to the Company any and all documents necessary to obtain patents, including but not limited to, assignments, affidavits and depositions; all or any of these documents to be used by the Company in any manner necessary to protect the interest of the Company.

3.7 Certain Matters Relating to Arbitration and Termination. (a) Executive further acknowledges and agrees that the Company will require expeditious review by and relief from a court of equity for any violation by Executive of this Article III. Accordingly, Executive acknowledges and agrees that disputes arising out of Executive’s failure to comply with this Article III are not subject to Section 5.8.

(b) Notwithstanding anything to the contrary in this Agreement, the provisions of this Article III will survive any termination or resignation of Executive’s employment under this Agreement.

IV. DEFINITIONS

4.1 Definitions. (a) In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement with initial capital letters:

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Cause” means: (a) Executive’s commission of any act of fraud, embezzlement or, if determined by the Board in good faith, dishonesty, (b) any intentional misconduct by Executive that has a materially adverse effect upon the Company’s business or reputation, (c) Executive’s continued failure to perform the duties, functions and responsibilities of Executive’s position for not less than 30 days after receiving written notice from the Company identifying the deficiencies in Executive’s performance or (d) breach by Executive of any provision of Article III.

“Change in Control” means the occurrence of an event where or as a result of which (i) Affiliates of Wasserstein & Co., LP or of Highfields Capital Management LP collectively (A) own, directly or indirectly, less than a majority of the total voting power represented by the Company’s then outstanding Voting Securities and (B) do not have the power through contract or otherwise to elect or appoint a majority of the members of the Board; (ii) the Company sells or disposes of all or substantially all of its assets to any Person other than an

Affiliate of Wasserstein & Co., LP or of Highfields Capital Management LP; or (iii) the stockholders of the Company approve a plan of liquidation of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means Executive’s inability to perform the normal and usual duties of Executive’s position with the Company by reason of any physical or mental impairment that is expected to result in death or continue for a period of 12 consecutive months as determined by a physician mutually acceptable to Executive and the Company.

“Involuntary Termination” means (i) the termination of Executive’s employment by the Company other than for Cause; or (ii) Executive’s resignation following (A) a reduction in Executive’s Base Salary or target bonus percentage in Section 1.2(b) or (B) breach by the Company of any material provision of this Agreement that remains uncured 30 days after the Company receives notice of such breach from Executive, which notice will be given not more than 60 days after Executive first knows or should have known of such breach, (C) the removal of Executive from the position of the Company’s Chief Executive Officer or the imposition of a requirement that Executive report to anyone other than the Board, (D) the relocation of Executive’s principal place of employment from the Medford, Oregon, area or (E) Executive’s receipt of notice from the Company that the Company does not wish to extend the Employment Period as provided in Section 1.1(a). Notwithstanding anything to the contrary in this Agreement, (x) any resignation under clause (ii)(B) above will not be an Involuntary Termination unless the Company receives notice of the resignation within 60 days after Executive first knows or should have known of the event giving rise to such resignation, (y) an Involuntary Termination will not be deemed to occur in the event Executive’s employment terminates (or Executive is removed from the position of the Company’s Chief Executive Officer or Executive reports to anyone other than the Board or is removed from or not reappointed to the Board) by reason of Executive’s death or Disability or a Termination for Cause or because Executive has notified the Company that Executive does not wish to extend the Employment Period as provided in Section 1.1(a) and (z) any resignation under clause (ii)(E) above will not be an Involuntary Termination unless the Company receives notice of the resignation at least 60 days before the effectiveness of such resignation.

“Person” means any individual or legal entity, including any governmental entity or authority.

“Subsidiary” of any Person means any Person whose financial condition and results of operations are required to be consolidated with those of the first Person in preparing financial statements in accordance with generally accepted accounting principles.

“Voting Securities” means, with respect to any Person, any securities entitled to vote (including by the execution of action by written consent) generally in the election of directors of such Person (together with direct or indirect options or other rights to acquire such securities).

4.2 Interpretation. (a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference will be to an Article or Section of or Exhibit to this

Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in generally accepted accounting principles have the meanings ascribed to them therein. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

V. MISCELLANEOUS PROVISIONS

5.1 Death. Should Executive die before all payments (if any) under Section 2.1 have been made, then such payments will be made, on the due dates hereunder had Executive survived, to the executors or administrators of Executive’s estate.

5.2 Successors and Assigns. (a) The provisions of this Agreement will inure to the benefit of, and will be binding upon, the Company, its successors and assigns, and Executive, the personal representative of his estate and his heirs and legatees. This Agreement and any rights of Executive hereunder may not be assigned by Executive without the Company’s prior written consent, and any such purported assignment without such consent will be null and void.

(b) No right, benefit or interest of Executive hereunder will be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence will, to the full extent permitted by law, be null, void and of no effect.

5.3 Notices. (a) Any and all notices, demands or other communications required or permitted to be given hereunder by any party must be in writing and will be deemed to have been validly given or made to another party (i) upon receipt, when delivered personally; (ii) five days after being sent by United States certified mail, return receipt requested; or (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such notices, demands or other communications will be:

if to the Company, to:	Bear Creek Corporation 2500 South Pacific Highway Medford, Oregon 97501 Attention: Board of Directors

with a copy to:	Wasserstein & Co., LP 1301 Avenue of the Americas 44th Floor New York, New York 10019 Attention: George L. Majoros, Jr.

if to Executive to:	William H. Williams 2447 Hillcrest Road Medford, Oregon 97504

(b) Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

5.4 Governing Document. This Agreement constitutes the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to employment, compensation, benefits, severance or any other subject matter hereof. Without limiting the foregoing, all rights and benefits of Executive under (i) the Employment Agreement dated as of November 1, 2000, as amended (the “Prior Employment Agreement”), among YCI, the Company, YCI Management LLC and Executive, (ii) the Indemnity Agreements (as defined in the Prior Employment Agreement), (iii) the Letter Agreement (as defined in the Prior Employment Agreement), (iv) the Bear Creek Corporation Severance Pay Plan and (v) any other agreement (written or verbal) between Executive and the Company relating to employment, compensation, benefits or severance will terminate effective on the Effective Date, and none of the Company and its Affiliates will have any liability or other obligation thereunder to Executive.

5.5 Amendments. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company other than Executive. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.6 Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.

5.7 Remedies. All rights and remedies provided pursuant to this Agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

5.8 Arbitration. Except as otherwise provided in this Agreement, any and all disputes between Executive and the Company that arise out of Executive’s employment under the terms of this Agreement will be resolved through final and binding arbitration. This will include, without limitation, disputes relating to this Agreement, Executive’s employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive’s employment with the Company or its termination. The only claims not covered by this Agreement are claims for benefits under the workers’ compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Binding arbitration will be conducted in Portland, Oregon in accordance with the rules and regulations of the American Arbitration Association. Each party will pay one-half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each side will bear its own attorneys’ fees, that is, the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. Executive understands and agrees that the arbitration will be instead of any civil litigation and that this will mean that he is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator’s decision will be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

5.9 Expenses. The Company will reimburse Executive for the reasonable costs and expenses of one attorney and one financial advisor selected by Executive that are incurred by Executive in respect of the negotiation, execution and delivery of this Agreement. To the extent that such costs and expenses are not fully deductible by Executive for income tax purposes, the amount of the reimbursement will be increased as necessary to ensure that the after-tax proceeds of the reimbursement are equal to the after-tax amount of such costs and expenses.

5.10 Withholding. The Company will deduct and withhold from all amounts payable to Executive under this Agreement any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

5.11 Counterparts. This Agreement may be executed in more than one counterpart, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

COMPANY:

BEAR CREEK CORPORATION

By:	/s/ STEPHEN V. O’CONNELL
Name:
Title:

EXECUTIVE:

/s/ WILLIAM H. WILLIAMS
William H. Williams

EXHIBIT A

[Intentionally Omitted]

EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Release”) is entered into by William H. Williams (“Executive”) and Bear Creek Corporation (the “Company”).

Executive and the Company desire to settle fully any and all matters between them, including, but not limited to, any matters relating to Executive’s employment with the Company, Executive’s Employment Agreement, dated as of June 17, 2004, a copy of which is attached hereto and is hereby incorporated by reference herein (“Employment Agreement”), and the termination of Executive’s employment. Therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Executive and the Company agree as follows:

1. Termination of Employment. Executive’s employment with the Company is terminated effective __________ (“Termination Date”). Executive waives and releases any claim that he has or may have to reemployment with the Company, or any of its parent companies, subsidiary companies, affiliates, successors or assigns.

2. Employment Agreement. The Company will provide severance payments and benefits as provided in the Employment Agreement. Executive agrees to comply with all of his continuing obligations under the Employment Agreement, including, without limitation, Article III thereof. Executive will not seek any further compensation or benefits from the Company, or any of its parent companies, subsidiary companies, affiliates, successors or assigns, except as expressly provided in the Employment Agreement.

3. No Authority. Executive agrees that effective on the Termination Date, Executive is no longer authorized to, and will not under any circumstances, incur any expenses, obligations or liabilities on behalf of the Company.

4. Protection of Company Property. On or as soon as practicable after the Termination Date, Executive agrees to deliver to the Company any and all files, memoranda, notes, records, reports, photographs, drawings, plans, papers or other documents (whether paper or electronic), intellectual property, physical or personal property, obtained or developed by Executive during the course of his employment with the Company.

5. Release. As a material inducement to the Company to enter into the Employment Agreement and to receive the severance payments and benefits set forth in the Employment Agreement, Executive hereby forever releases and discharges the Company, its parent, subsidiaries, owners, affiliates, divisions, shareholders, directors, officers, members, partners, business associations, agents, current and former employees, attorneys, related companies, predecessors, successors and assigns (collectively “Released Parties”), and each of them, of and from any and all charges, complaints, claims or liabilities (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, or any state law tort claim, or any federal, state, or other governmental statute, regulation, or ordinance, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964 or the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634, which Executive now has or claims to have, or which Executive at any time heretofore had or claimed to have, or which Executive at any time hereinafter may have or claim to have, against each or any of the Released Parties; provided, however, Executive specifically does not release any rights under the Age Discrimination in Employment Act arising after the Effective Date of this Release, any claims to enforce this Release or any claims which Executive is precluded from waiving by operation of law or any rights under applicable state law or the Company’s certificate of incorporation or bylaws. Notwithstanding the foregoing, the parties acknowledge that any continuing obligations under the Employment Agreement remain in full force and effect.

6. No Claims. Executive hereby represents and warrants that Executive has not filed any complaints, charges, or lawsuits with any local, state, or federal agency or court against the Company or any of the Released Parties, and Executive hereby agrees that Executive will not make, or consent to or authorize, any such filing at any time based upon any matter that he released in Paragraph 5 above that arose on or before the execution of this Release, and that if any such agency or court assumes jurisdiction of any such charge, complaint, or lawsuit against the Company or any of the Released Parties on behalf of Executive, Executive will promptly request that such agency or court withdraw from the matter.

7. Consultation with Counsel. Executive agrees that Executive fully understands Executive’s right to discuss all aspects of this Release with Executive’s attorney, that the Company encourages Executive to consult with legal counsel, that Executive has carefully read and fully understands all the provisions of this Release, and that Executive is knowingly and voluntarily entering into this Release.

8. No Representations. Executive represents, warrants, agrees and acknowledges that, in signing this Release, Executive does not rely, and has not relied, upon any representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise.

9. Acceptance and Revocation. Executive agrees that this Release was presented to Executive for review and consideration on                              (“Review Date”). Executive understands that Executive has 21 days after the Review Date within which to decide whether to execute this Release and return it to the Company. If Executive does not return this Release to the Company fully executed within 21 days after the Review Date, any offer implied by the presentation of this Release for Executive’s review and consideration is withdrawn in its entirety at that time. Executive further understands that Executive has seven days after execution of this Release within which to provide the Company written notice of revocation of this Release (“Revocation Period”). If said written notice of revocation is not received by the Company by the close of business on the seventh day following Executive’s signing of this Release, Executive agrees that this Release shall be final, binding and irrevocable. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments to Executive as set forth in this Release.

10. Notices. The executed copy of this Release and/or any written notices should be provided to:

if to the Company, to:	Bear Creek Corporation 2500 South Pacific Highway Medford, Oregon 97501 Attention: Board of Directors

with a copy to:	Wasserstein & Co., LP 1301 Avenue of the Americas 44th Floor New York, New York 10019 Attention: George L. Majoros, Jr.

if to Executive to:	William H. Williams 2447 Hillcrest Road Medford, Oregon 97504

11. Effective Date. This Release shall not become effective in any respect until the Revocation Period has expired without notice of revocation. In the absence of Executive’s revocation of this Release as provided above, the eighth day after Executive’s signing of this Release shall be the “Effective Date” of this Release.

12. No Admissions. This Release shall not in any way be construed as an admission by the Company that it has acted wrongfully or breached any agreement with respect to Executive or any other person, or an admission of any acts of discrimination whatsoever against Executive, and the Company specifically disclaims any liability to or discrimination against Executive, on the part of itself, its employees, its agents or its affiliates.

13. Executive Breach. Executive agrees that, in the event Executive breaches any provision of this Release, Executive agrees to indemnify and to reimburse the Company and the Released Parties against all liability, costs and expenses, including reasonable attorneys’ fees, and will reimburse the Company for all severance payments and benefits paid to Executive pursuant to this Release.

14. Sole and Entire Agreement. The Release, including the Employment Agreement, constitutes the entire agreement of the parties, and fully supersedes any and all prior and contemporaneous agreements or understandings between the parties. This Release may be amended or modified only by an agreement in writing and signed by both parties.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to its principles of conflict of laws.

16. Severability. If any provision of this Release or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Release and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.

17. Survival of Provisions. Notwithstanding any other provision of this Release, the parties’ respective rights and obligations under Article III of the Employment Agreement will survive any termination or expiration of this Release or the termination of Executive’s employment for any reason whatsoever.

18. Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

PLEASE READ AND CONSIDER THIS RELEASE CAREFULLY BEFORE SIGNING IT. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

WILLIAM H. WILLIAMS

Signature:

Date:

BEAR CREEK CORPORATION

By:

Title:

Date: